Baker Tilly US, LLP
225 S Sixth St, Ste 2300
Minneapolis, MN 55402-4661

May 17, 2023

T: +1 (612) 876 4500
F: +1 (612) 238 8900

bakertilly.com

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Pineapple Energy Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K/A (Amendment No. 1) dated April 28, 2023 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.